Exhibit 99.1

Dave & Buster’s Reports Fourth Quarter and Full-Year Financial Results;

First Quarter Outlook Highlights Encouraging Business Recovery Trends

DALLAS, March 31, 2021 (GLOBE NEWSWIRE) – Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced financial results for its fourth quarter and fiscal year ended January 31, 2021.

The Company’s financial results for the reported periods were severely impacted by the effects of the COVID-19 pandemic when compared against results of the comparable periods in 2019. The Company began the fourth quarter with 104 open stores, or approximately 74 percent of its total store base. As of January 31, the Company had 107 open stores. All stores open during the quarter operated under reduced hours and capacity limitations as dictated by each jurisdiction.

Key Fourth Quarter 2020 Highlights (all comparisons to fourth quarter 2019)

▪	Revenues totaled $116.8 million compared with $347.2 million
▪	Overall comparable store sales declined 70%
▪	Sales at fully operational comparable stores were 52% of 2019 sales
▪	Net loss totaled $56.8 million, or $1.19 per share (47.6 million shares), compared with net income of $25.0 million, or $0.80 per diluted share (31.2 million diluted shares)
▪	EBITDA loss totaled $20.1 million compared with EBITDA of $72.9 million
▪	Adjusted EBITDA loss totaled $16.0 million compared with adjusted EBITDA of $77.8 million
▪	Store-level operating income before depreciation and amortization was positive in 71 stores during the quarter and in 85 stores for the month of January
▪	EBITDA totaled $1.8 million in January 2021
▪	Ended the quarter with approximately $280 million of liquidity available under the Company’s revolving credit facility, net of a $150 million minimum liquidity covenant and $10 million in letters of credit

Key Fiscal Year 2020 Highlights (all comparisons to fiscal year 2019)

▪	Revenues totaled $436.5 million compared with $1,354.7 million
▪	Overall comparable store sales declined 70%
▪	Number of stores increased 2.9% to 140 from 136 (six openings and two closures)
▪	Net loss totaled $207.0 million, or $4.75 per share (43.5 million shares), vs. net income of $100.3 million, or $2.94 per diluted share (34.1 million diluted shares)
▪	EBITDA loss totaled $113.8 million compared with EBITDA of $280.5 million
▪	Adjusted EBITDA loss totaled $81.3 million compared with adjusted EBITDA of $308.2 million

Brian Jenkins, Dave & Buster’s Chief Executive Officer, said, “Following a temporary setback due to the COVID resurgence over the holidays, our business recovery regained momentum and, coupled with our disciplined expense management, we achieved enterprise-level EBITDA profitability in January.

“During the first eight weeks of the first quarter, sales at our fully operational comp stores achieved 74% of 2019 levels with total sales of approximately $150 million, representing our strongest performance since COVID started. We achieved our second consecutive month of positive enterprise level EBITDA in the month of February, the first full month of fiscal 2021, and expect to generate enterprise-level EBITDA profitability for the first quarter, a significant milestone in our ongoing business recovery.”

Mr. Jenkins concluded, “Our accelerating recovery continues to illustrate the resilience of the Dave & Buster’s brand and validates the plan we implemented to navigate through the challenges of the past year. When our revenues return to 2019 levels, we estimate the operational improvements we've implemented will drive approximately 200 basis points of incremental EBITDA margin over the rate achieved in 2019 -- equating to approximately $30 million in EBITDA improvement -- excluding the impact of cost pressures that may emerge over time.

Fourth Quarter 2020 Results

(All comparisons between fourth quarter 2020 and fourth quarter 2019, unless otherwise noted)

Total revenues of $116.8 million declined 66.3% from $347.2 million, reflecting a 70% decline in comparable store sales. By month, comparable store sales declined 69% in November, 78% percent in December and 59% in January. Non-comparable store revenue totaled $26.5 million compared with $52.2 million.

Operating loss totaled $54.0 million, or (46.3)% of revenues, compared with operating income of $37.6 million, or 10.8% of revenues.

Net loss totaled $56.8 million, or $1.19 per share (47.6 million shares) compared with net income of $25.0 million, or $0.80 per diluted share (31.2 million diluted shares).

EBITDA loss totaled $20.1 million, or (17.2)% of revenues, compared with EBITDA of $72.9 million, or 21.0% of revenues.

Adjusted EBITDA loss totaled $16.0 million, or (13.7)% of revenues, compared with adjusted EBITDA of $77.8 million, or 22.4% of revenues.

Store operating loss before depreciation and amortization totaled $6.0 million, or (5.2)% of revenues, compared with store operating income before depreciation and amortization of $96.3 million, or 27.7% of revenues.

Fiscal Year 2020 Results

(All comparisons are between fiscal year 2020, which ended January 31, 2021 and fiscal year 2019, which ended February 2, 2020, unless otherwise noted)

Total revenues of $436.5 million declined 67.8% from $1,354.7 million, reflecting a 70% decline in comparable store sales. Non-comparable store revenue totaled $81.3 million, compared with $162.5 million.

Operating loss totaled $252.6 million, or (57.9)% of revenues, compared with operating income of $148.1 million, or 10.9% of revenues.

Net loss totaled $207.0 million, or $4.75 per share (43.5 million shares) compared with net income of $100.3 million, or $2.94 per diluted share (34.1 million diluted shares).

EBITDA loss totaled $113.8 million, or (26.1)% of revenues, compared with EBITDA of $280.5 million, or 20.7% of revenues.

Adjusted EBITDA loss totaled $81.3 million, or (18.6)% of revenues, compared with adjusted EBITDA of $308.2 million, or 22.8% of revenues.

Store operating loss before depreciation and amortization totaled $55.3 million, or (12.7)% of revenues, compared with store operating income before depreciation and amortization of $369.0 million, or 27.2% of revenues.

2

The Company opened 6 new locations and closed 2 existing locations in fiscal 2020, representing net unit growth of 2.9%.

Balance Sheet, Liquidity, Cash Flow and Capital Allocation

The Company ended the fourth quarter with approximately $12 million in cash and equivalents and $280 million in available capacity under its revolving credit facility, net of its $150 million minimum liquidity covenant and $10 million in letters of credit. Long-term debt totaled $610 million, consisting of $550 million in recently issued senior secured notes and $60 million outstanding under the revolving credit agreement. The Company believes it has sufficient liquidity to satisfy its obligations over the next twelve-month period.

First Quarter 2021 Business Update and Outlook

The Company’s business recovery has continued to accelerate during the first quarter. The recent moderation of COVID-19 cases has prompted many local jurisdictions to ease certain operating restrictions, resulting in improved results in open stores and enabling the Company to partially re-open additional stores.

Through the first eight weeks of the first quarter:

•	Preliminary sales totaled approximately $150 million
•	Overall comparable store sales were -47% compared to 2019 (comparable store sales for 2021 will continue to be calculated against 2019 results to provide a more meaningful comparison vs. the COVID-affected 2020 results)
•	Sales at fully operational comparable stores achieved 74% of 2019 sales levels
•	In February, 85 stores, or 80% of those reopened, generated positive store-level operating income before depreciation and amortization
•	During March, the Company’s 11 New York stores resumed limited-capacity dine-in and arcade operations and 7 of its 16 California stores resumed limited-capacity dine-in operations, with 8 more expected to reopen by April 5
•	As of March 28, 2021, the Company had approximately $309 million of availability under its revolving credit agreement, net of a $150 million minimum liquidity covenant and $10 million in letters of credit

Based on these preliminary results, historical seasonal patterns, and barring renewed operating restrictions or store reclosures during April due to a COVID resurgence, the Company currently expects the following:

•	Revenues in the range of $210 million to $220 million in the first quarter;
•	Positive enterprise-level EBITDA in the first quarter;
•	Four new store openings and the relocation of one existing location during fiscal year 2021; and
•	Capital additions of approximately $65 to $70 million in fiscal 2021

Board Leadership Transition

The Company also announced that Board Chair Stephen King has notified the Company’s Board of Directors that he is retiring from the Board after completing his current Board term. In connection with his retirement, Mr. King will step down as Chair following the Board’s scheduled meeting on April 15, 2021 and will not stand for re-election to the Board at the Annual Meeting of Shareholders on June 17, 2021. The Board has elected current board member Kevin Sheehan to serve as Chair beginning April 16, 2021.

Mr. King has served as Chair since June 2017. He served as the Company’s Chief Executive Officer from September 2006 until August 2018 after joining the Company as Senior Vice President and Chief Financial Officer in March 2006. During his total of 15 years of service to the Company, it grew from 48 stores in 20 states and just over $500 million in annual revenues to 141 stores in 40 states, Puerto Rico and Canada and $1.35 billion in annual revenues in 2019.

“With the Company’s stable financial footing and improving performance, this is an optimal time to transition leadership on our Board to Kevin,” said Mr. King, “I am proud of the Company’s many accomplishments over the past 15 years, and particularly proud of the teamwork, leadership and perseverance the Company has shown through the pandemic.”

“Steve’s vision and leadership have been instrumental in establishing Dave & Buster’s unique position in the North American dining and entertainment industry over the past 15 years,” said Brian Jenkins, Chief Executive Officer. “He built a culture of teamwork, innovation and fun that attracts guests of all ages and leaves a legacy that will continue to guide us for years to come.”

Incoming Chair Kevin Sheehan has served on the Company’s Board of Directors since October 2011. He served as President and Chief Executive Officer of Scientific Games Corporation from August 2016 until June 2018 and in multiple senior management positions with Norwegian Cruise Lines, including President, Chief Executive Officer, and Chief Financial Officer, at various times between November 2007 until January 2015.

More complete biographical information on Mr. King and Mr. Sheehan can be found in the Investor Relations section of www.daveandbusters.com.

Annual Report on Form 10-K Available

The Company’s Annual Report on Form 10-K, available at www.sec.gov and at the Company’s investor relations website, contains a thorough review of its financial results for the fourth quarter and fiscal year ended January 31, 2021.

Investor Conference Call and Webcast

Management will hold a conference call today at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The conference call can be accessed over the phone by dialing (720) 543-0206 or toll-free (800) 458-4121. A replay will be available after the call for one year beginning at 7:00 p.m. Central Time (8:00 p.m. Eastern Time) and can be accessed by dialing (412) 317-6671 or toll-free (844) 512-2921; passcode 8581839.

Additionally, a live and archived webcast of the conference call will be available under the Investor Relations section at www.daveandbusters.com.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 141 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 40 states, Puerto Rico, and Canada.

Forward-Looking Statements

The Company cautions that this release contains forward-looking statements, including, without limitation, statements relating to the impact on our business and operations of the global spread of the novel coronavirus outbreak. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by the uncertain and unprecedented impact of the coronavirus on our business and operations and the related impact on our liquidity needs; our ability to satisfy covenant requirements under our revolving credit facility; the duration of government-mandated and voluntary shutdowns; the speed with which our stores safely can be reopened and the level of customer demand following reopening; the economic impact of the coronavirus and related disruptions on the communities we serve; our overall level of indebtedness; general business and economic conditions, including as a result of the coronavirus; the impact of competition; the seasonality of the Company's business; adverse weather conditions; future commodity prices; guest and employee complaints and litigation; fuel and utility costs; labor costs and availability; changes in consumer and corporate spending, including as a result of the coronavirus; changes in demographic trends; changes in governmental regulations; unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

*Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Store operating income before depreciation and amortization, and store operating income before depreciation and amortization margin (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of our operating performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies.

(Financial Tables Follow)

DAVE & BUSTER'S ENTERTAINMENT, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	January 31, 2021	February 2, 2020
	(audited)	(audited)
ASSETS
Current assets:

Cash and cash equivalents	$11,891	$24,655
Other current assets	106,980	54,322

Total current assets	118,871	78,977

Property and equipment, net	815,027	900,637

Operating lease right of use assets	1,037,569	1,011,568

Intangible and other assets, net	381,357	378,957

Total assets	$2,352,824	$2,370,139

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$271,636	$290,865

Operating lease liabilities	1,267,791	1,222,054

Other long-term liabilities	63,777	54,881

Long-term debt, net	596,388	632,689

Stockholders' equity	153,232	169,650

Total liabilities and stockholders' equity	$2,352,824	$2,370,139

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	13 Weeks Ended		13 Weeks Ended
	January 31, 2021		February 2, 2020
Food and beverage revenues	$40,233	34.4%	$152,797	44.0%
Amusement and other revenues	76,588	65.6%	194,361	56.0%
Total revenues	116,821	100.0%	347,158	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	12,540	31.2%	39,124	25.6%
Cost of amusement and other (as a percentage of amusement and other revenues)	7,701	10.1%	20,659	10.6%
Total cost of products	20,241	17.3%	59,783	17.2%
Operating payroll and benefits	32,278	27.6%	83,005	23.9%
Other store operating expenses	70,327	60.3%	108,097	31.2%
General and administrative expenses	11,628	10.0%	20,422	5.9%
Depreciation and amortization expense	33,893	29.0%	35,234	10.1%
Pre-opening costs	2,495	2.1%	3,001	0.9%
Total operating costs	170,862	146.3%	309,542	89.2%

Operating income (loss)	(54,041)	-46.3%	37,616	10.8%

Interest expense, net	14,399	12.3%	6,166	1.7%
Loss on debt refinance	-	0.0%	-	0.0%

Income (loss) before provision (benefit) for income taxes	(68,440)	-58.6%	31,450	9.1%
Provision (benefit) for income taxes	(11,655)	-10.0%	6,468	1.9%
Net income (loss)	$(56,785)	-48.6%	$24,982	7.2%

Net income (loss) per share:
Basic	$(1.19)		$0.82
Diluted	$(1.19)		$0.80
Weighted average shares used in per share calculations:
Basic shares	47,644,062		30,584,360
Diluted shares	47,644,062		31,158,919

Other information:
Company-owned stores open at end of period	140		136
Store operating weeks in the period	1,240		1,757

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	January 31, 2021		February 2, 2020
Net income (loss)	$(56,785)	-48.6%	$24,982	7.2%
Add back: Interest expense, net	14,399		6,166
Loss on debt refinance	-		-
Provision (benefit) for income taxes	(11,655)		6,468
Depreciation and amortization expense	33,893		35,234
EBITDA	(20,148)	-17.2%	72,850	21.0%
Add back: Loss on asset disposal	36		529
Impairment of long-lived assets and lease termination costs	-		-
Share-based compensation	1,641		1,378
Pre-opening costs	2,495		3,001
Other costs	(69)		8
Adjusted EBITDA	$(16,045)	-13.7%	$77,766	22.4%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	January 31, 2021		February 2, 2020
Operating income (loss)	$(54,041)	-46.3%	$37,616	10.8%
Add back: General and administrative expenses	11,628		20,422
Depreciation and amortization expense	33,893		35,234
Pre-opening costs	2,495		3,001
Store operating income (loss) before depreciation and amortization	$(6,025)	-5.2%	$96,273	27.7%

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Audited)

(in thousands, except share and per share amounts)

	52 Weeks Ended		52 Weeks Ended
	January 31, 2021		February 2, 2020
Food and beverage revenues	$159,501	36.5%	$563,576	41.6%
Amusement and other revenues	277,011	63.5%	791,115	58.4%
Total revenues	436,512	100.0%	1,354,691	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	45,207	28.3%	148,196	26.3%
Cost of amusement and other (as a percentage of amusement and other revenues)	29,698	10.7%	85,115	10.8%
Total cost of products	74,905	17.2%	233,311	17.2%
Operating payroll and benefits	117,475	26.9%	322,970	23.8%
Other store operating expenses	299,464	68.6%	429,431	31.8%
General and administrative expenses	47,215	10.8%	69,469	5.1%
Depreciation and amortization expense	138,789	31.8%	132,460	9.8%
Pre-opening costs	11,276	2.6%	18,971	1.4%
Total operating costs	689,124	157.9%	1,206,612	89.1%

Operating income (loss)	(252,612)	-57.9%	148,079	10.9%

Interest expense, net	36,890	8.4%	20,937	1.5%
Loss on debt refinance	904	0.2%	-	0.0%

Income (loss) before provision (benefit) for income taxes	(290,406)	-66.5%	127,142	9.4%
Provision (benefit) for income taxes	(83,432)	-19.1%	26,879	2.0%
Net income (loss)	$(206,974)	-47.4%	$100,263	7.4%

Net income (loss) per share:
Basic	$(4.75)		$3.00
Diluted	$(4.75)		$2.94
Weighted average shares used in per share calculations:
Basic shares	43,549,887		33,450,217
Diluted shares	43,549,887		34,099,378

Other information:
Company-owned stores open at end of period	140		136
Store operating weeks in the period	3,922		6,769

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	52 Weeks Ended		52 Weeks Ended
	January 31, 2021		February 2, 2020
Net income (loss)	$(206,974)	-47.4%	$100,263	7.4%
Add back: Interest expense, net	36,890		20,937
Loss on debt refinance	904		-
Provision (benefit) for income taxes	(83,432)		26,879
Depreciation and amortization expense	138,789		132,460
EBITDA	(113,823)	-26.1%	280,539	20.7%
Add back: Loss on asset disposal	577		1,813
Impairment of long-lived assets and lease termination costs	13,727		-
Share-based compensation	6,985		6,857
Pre-opening costs	11,276		18,971
Other costs	(15)		42
Adjusted EBITDA	$(81,273)	-18.6%	$308,222	22.8%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

	52 Weeks Ended		52 Weeks Ended
	January 31, 2021		February 2, 2020
Operating income (loss)	$(252,612)	-57.9%	$148,079	10.9%
Add back: General and administrative expenses	47,215		69,469
Depreciation and amortization expense	138,789		132,460
Pre-opening costs	11,276		18,971
Store operating income (loss) before depreciation and amortization	$(55,332)	-12.7%	$368,979	27.2%

For Investor Relations Inquiries:

Scott Bowman, CFO

Dave & Buster’s Entertainment, Inc.

972.813.1151

scott.bowman@daveandbusters.com